Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousdands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$47,421	$36,571	$(250,953)	$(333,742)	$(187,727)
Fixed charges	8,802	18,757	42,503	67,788	102,234
Total	$56,223	$55,328	$(208,450)	$(265,954)	$(85,493)

Fixed charges:
Interest on deposits	$5,033	$9,610	$20,789	$42,546	$62,305
Interest on other short-term borrowings	-	204	1,177	548	6,563
Interest on long-term debt	3,701	8,815	20,135	24,621	33,129
Interest on preferred stock dividends	-	69	346	42	-
Portion of rents representative of the interest
factor of rental expense	68	59	56	31	237
Total fixed charges	$8,802	$18,757	$42,503	$67,788	$102,234

Preferred stock dividend requirements	-	1,502	11,265	10,983	-

Fixed charges and preferred stock dividends	$8,802	$20,259	$53,768	$78,771	$102,234

Ratio of earnings to fixed charges	6.4	2.9	NM	NM	NM
Coverage deficiency	$-	$-	$(250,953)	$(333,742)	(187,727)

Ratio of earnings to fixed charges and preferred
stock dividends	6.4	2.7	NM	NM	NM
Coverage deficiency	$-	$-	$(262,218)	$(344,725)	(187,727)

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$47,421	$36,571	$(250,953)	$(333,742)	$(187,727)
Fixed charges	3,769	9,147	21,714	25,242	39,929
Total	$51,190	$45,718	$(229,239)	$(308,500)	$(147,798)

Fixed charges:
Interest on other short-term borrowings	$-	$204	$1,177	$548	$6,563
Interest on long-term debt	3,701	8,815	20,135	24,621	33,129
Interest on preferred stock dividends	-	69	346	42	-
Portion of rents representative of the interest
factor of rental expense	68	59	56	31	237
Total fixed charges	$3,769	$9,147	$21,714	$25,242	$39,929

Preferred stock dividend requirements	-	1,502	11,265	10,983	-

Fixed charges and preferred stock dividends	$3,769	$10,649	$32,979	$36,225	$39,929

Ratio of earnings to fixed charges	13.6	5.0	NM	NM	NM
Coverage deficiency	$-	$-	$(250,953)	$(333,742)	$(187,727)

Ratio of earnings to fixed charges and preferred
stock dividends	13.6	4.3	NM	NM	NM
Coverage deficiency	$-	$-	$(262,218)	$(344,725)	$(187,727)